Exhibit 10.2

EXECUTIVE COMPENSATION AGREEMENT

THIS EXECUTIVE COMPENSATION AGREEMENT (“Agreement”) is effective as of this 23rd day of November, 2025, by and between Kohl’s, Inc. (the “Company”) and Michael Bender (“Employee”).

RECITALS

Employee is employed as the Chief Executive Officer and is a valuable employee of the Company. The Company and Employee believe it is in their best interests to make provision for certain aspects of their relationship during and after the period in which Employee is employed by the Company.

NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the Company and Employee (individually, a “Party” and collectively the “Parties”), the Parties agree as follows:

ARTICLE I

DEFINITIONS

1.1 “Board” shall mean the Board of Directors of the Company.

1.2 “Cause” shall mean any of the following:

(a) Employee’s failure to substantially perform Employee’s duties after a written demand for performance is delivered to Employee that specifically identifies the manner in which the Company believes that Employee has not substantially performed his/her duties, and (i) Employee has failed to demonstrate substantial efforts to resume performance of Employee’s duties on a continuous basis within thirty (30) days after receiving such demand; or (ii) such failure to substantially perform, if previously cured, has recurred; provided, however, that failure to meet sales or financial performance objectives, by itself, will not constitute “Cause;”

(b) Employee’s failure to substantially comply with any written rules, regulations, policies, or procedures of the Company, including but not limited to the Company’s anti-harassment policies and the “Kohl’s Code of Ethics,” in any case, which is materially injurious to the reputation and/or business of the Company;

(c) Any dishonest or fraudulent act or omission willfully engaged in by Employee in the course of performance of Employee’s duties for the Company. The term “willfully” as used herein means any act or omission committed in bad faith or without a reasonable belief that the act or omission was in the best interest of the Company;

(d) Any material breach by Employee of Articles III, IV, V, VI, VII, or VIII, below;

Exhibit 10.2

(e) Employee’s commission of a crime, the circumstances of which are substantially related to Employee’s duties or responsibilities for the Company; or

(f) Engagement by Employee in any illegal conduct in the course of Employee’s duties for the Company, or conduct that is, in the good faith determination of the Board, materially injurious or detrimental to the substantial interests or reputation of the Company.

1.3 “Change of Control” means the occurrence of any of the following:

(a) the acquisition (other than from the Company) by any person, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (“Exchange Act”)), other than the Company, a subsidiary of the Company or any employee benefit plan or plans sponsored by the Company or any subsidiary of the Company, directly or indirectly, of beneficial ownership (within the meaning of Exchange Act Rule 13d-3) of thirty-three percent (33%) or more of the then outstanding shares of common stock of the Company or voting securities representing thirty-three percent (33%) or more of the combined voting power of the Company’s then outstanding voting securities ordinarily entitled to vote in the election of directors unless the Incumbent Board (defined below), before such acquisition or within thirty (30) days thereafter, deems such acquisition not to be a Change of Control;

(b) individuals who, as of the date of this Agreement, constitute the board of directors of the Company (as of such date, “Incumbent Board”) ceasing for any reason to constitute at least a majority of such board of directors of the Company; provided, however, that any person becoming a director subsequent to the date of this Agreement whose election, or nomination for election by the shareholders of the Company, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be for purposes of this Agreement, considered as though such person were a member of the Incumbent Board but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest which was (or, if threatened, would have been) subject to Exchange Act Rule 14a-12(c);

(c) the consummation of any merger, consolidation or share exchange of the Company with any other corporation, other than a merger, consolidation or share exchange which results in more than sixty percent (60%) of the outstanding shares of the common stock, and voting securities representing more than sixty percent (60%) of the combined voting power of then outstanding voting securities entitled to vote generally in the election of directors, of the surviving, consolidated or resulting corporation being then beneficially owned, directly or indirectly, by the persons who were the Company’s shareholders immediately prior to such transaction in substantially the same proportions as their ownership, immediately prior to such transaction, of the Company’s then outstanding Common Stock or then outstanding voting securities, as the case may be; or

(d) the consummation of any liquidation or dissolution of the Company or a sale or other disposition of all or substantially all of the assets of the Company.

Exhibit 10.2

For purposes of this Section 1.3, the term “Company” means Kohl’s Corporation. Following the occurrence of an event which is not a Change of Control whereby there is a successor company to the Company, or, if there is no such successor, whereby the Company is not the surviving corporation in a merger or consolidation, the surviving corporation or successor holding company (as the case may be), for purposes of this Agreement, shall thereafter be referred to as the Company.

1.4 “Company” means Kohl’s, Inc., except as otherwise provided herein.

1.5 “Designated Beneficiary” means the person or persons designated by Employee on the most recent documentation on file with the Company or its service providers, to receive benefits payable after the death of Employee, or as otherwise required by law.

1.6 “Disability” means Employee is unable to perform the essential functions of Employee’s job, with or without reasonable accommodation, for a period of one hundred eighty (180) days, whether consecutive or in the aggregate, over any three hundred sixty-five (365) day period. A determination of Disability shall be made by the Company, which may, at its sole discretion, consult with a physician or physicians satisfactory to the Company, and Employee shall cooperate with any efforts to make such determination. Any such determination shall be conclusive and binding on the Parties. Any determination of Disability under this Section 1.6 is not intended to alter any benefits any Party may be entitled to receive under any disability insurance policy carried by either the Company or Employee with respect to Employee, which benefits shall be governed solely by the terms of any such insurance policy.

1.7 “Final Expenses” means reimbursement of expenses to which Employee is entitled under programs and policies which the Company has made available to employees of the Company and which are in effect at the Company from time to time.

1.8 “Final Pay” means any unpaid base salary with respect to the period prior to the effective date of Employee’s termination of employment.

1.9 “Good Reason” means any of the following: (i) a material reduction in Employee’s title, organizational reporting level or base salary which is not agreed to by Employee; or (ii) a mandatory relocation of Employee’s employment with the Company more than 50 miles from Employee’s then-current principal work location, except for travel reasonably required in the performance of Employee’s duties and responsibilities; provided, however, that no termination shall be for Good Reason unless: (1) Employee has provided the Company with written notice that identifies the conduct alleged to have caused Good Reason within twenty (20) days of such conduct first occurring; (2) the Company fails to cure any such alleged conduct within thirty (30) days after the Company’s receipt of such written notice from Employee (the “Cure Period”); and (3) Employee provides the Company with notice of termination for Good Reason, with such termination to be effective within thirty (30) days of the end of the Cure Period.

1.10 “Health Insurance Continuation” means that, if Employee, following termination from employment, is eligible for, and timely elects to participate in, the Company’s group health insurance plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as

Exhibit 10.2

amended (“COBRA”), the Company will pay the normal monthly employer’s cost of coverage under the Company’s group health insurance plans for full-time employees toward such COBRA coverage for the specified period of severance, if any, set forth in the applicable provision of Article II of this Agreement. If the specified period of severance provided for in this Agreement is longer than the end of the 18-month period for which Employee is eligible for COBRA, the Company will, until the end of such longer period, pay the normal monthly employer’s cost of coverage under the Company’s group health insurance plans to, at its sole discretion, allow Employee to continue to participate in such plans (if allowed by law and the Company’s policies, plans and programs) or allow Employee to purchase reasonably comparable individual health insurance coverage through the end of such longer period. Employee acknowledges and agrees that Employee is responsible for paying the balance of any costs not paid for by the Company under this Agreement which are associated with Employee’s participation in the Company’s health insurance plans or individual health insurance and that Employee’s failure to pay such costs may result in the termination of Employee’s participation in such plans or insurance. Employee acknowledges and agrees that the Company may deduct from any Severance Payment Employee receives pursuant to this Agreement, amounts that Employee is responsible to pay for Health Insurance Continuation. Any Health Insurance Continuation provided for herein will cease on the date on which Employee becomes eligible for health insurance coverage under another employer’s group health insurance plan, and, within five (5) days of Employee becoming eligible for health insurance coverage under another employer’s group health insurance plan, Employee agrees to inform the Company of such fact in writing.

In no event will the Health Insurance Continuation to be provided by the Company pursuant to this Agreement in one taxable year affect the amount of Health Insurance Continuation to be provided in any other taxable year, nor will Employee’s right to Health Insurance Continuation be subject to liquidation or exchange for another benefit.

1.11 “Outplacement Services” means outplacement services from an outplacement service company of the Company’s choosing at a cost not to exceed Twenty Thousand and no/100 Dollars ($20,000.00), payable directly by the Company to such outplacement service company. If such benefit is not used by Employee during the six (6) month period following Employee’s termination of employment, it will be forfeited.

1.12 “Prorated Bonus” means a share of any bonus attributable to the fiscal year of the Company during which the date of termination of Employee’s employment with the Company occurs to which Employee would be entitled if he/she had worked for the entire fiscal year, as determined in good faith by the Company (with any subjective factors deemed satisfied at target) and pro-rated, as determined by the Company, for the portion of the fiscal year prior to the date of Employee’s termination of employment.

1.13 “Retirement Age” means an Employee is at least sixty (60) years old and has completed five (5) years or more of service as an Employee or director of the Company.

1.14 “Unpaid Bonus” means Employee’s unpaid bonus, if any, attributable to any complete fiscal year of the Company ended before the date of Employee’s termination of employment with the Company.

Exhibit 10.2

ARTICLE II

COMPENSATION AND BENEFITS

UPON TERMINATION OF EMPLOYMENT

2.1 Termination by Company for Cause. If Employee’s employment is terminated by the Company for Cause, Employee shall have no further rights against the Company hereunder, except for the right to receive (i) Final Pay; (ii) Final Expenses; and (iii) Employee’s Unpaid Bonus. The payment of the Unpaid Bonus shall be made at the same time as any such bonus is paid to other similarly situated executives of the Company. Furthermore, under this Section 2.1, vesting of any equity awards granted to Employee prior to the date of termination shall be as provided in the applicable equity award agreements between Employee and the Company.

2.2 Termination by Employee without Good Reason. If Employee’s employment is terminated by Employee voluntarily without Good Reason, Employee must provide the Company thirty (30) days advance written notice of the voluntary termination. The Company may, in its discretion, shorten the notice period. Upon such termination, Employee shall have no further rights against the Company hereunder, except for the right to receive (i) Final Pay; (ii) Final Expenses; and (iii) Employee’s Unpaid Bonus. The payment of the Unpaid Bonus shall be made at the same time as any such bonus is paid to other similarly situated executives of the Company. Furthermore, under this Section 2.2, vesting of any equity awards granted to Employee prior to the date of termination shall be as provided in the applicable equity award agreements between Employee and the Company.

2.3 Termination Due to Retirement. If Employee’s employment is voluntarily terminated by Employee after he/she has reached Retirement Age, and prior to the termination, Employee certifies to the Company of his/her intention not to continue employment for another employer after such termination, Employee shall have no further rights against the Company hereunder, except for the right to receive (i) Final Pay; (ii) Final Expenses; (iii) Employee’s Unpaid Bonus; and (iv) Employee’s Prorated Bonus. Payment of the Unpaid Bonus and the Prorated Bonus shall be made at the same time as any such bonuses for such fiscal years are paid to other similarly situated executives of the Company. Furthermore, under this Section 2.3, vesting of any equity awards granted to Employee prior to the date of termination shall be as provided in the applicable equity award agreements between Employee and the Company.

2.4 Termination Due to Employee’s Death. If Employee’s employment is terminated due to Employee’s death, Employee’s Designated Beneficiary shall have no further rights against the Company hereunder, except for the right to receive (i) Final Pay; (ii) Final Expenses; (iii) Employee’s Unpaid Bonus; (iv) Employee’s Prorated Bonus; and (v) a Severance Payment (defined below). Payment of the Unpaid Bonus and the Prorated Bonus shall be made to Employee’s Designated Beneficiary at the same time as any such bonuses for such fiscal years are paid to other similarly situated executives of the Company. For purposes of this Section 2.4, “Severance Payment” means six (6) months of Employee’s base salary in effect as of the date of Employee’s death, payable in equal installments during the one (1) year period following the effective date of Employee’s termination pursuant to the normal payroll practices of the Company, except as otherwise provided in Section 2.8, below. Furthermore, under this Section 2.4, vesting

Exhibit 10.2

of any equity awards granted to Employee prior to the date of Employee’s death shall be as provided in the applicable equity award agreements between Employee and the Company.

2.5 Termination Due to Disability. If Employee’s employment is terminated due to Employee’s Disability, Employee shall have no further rights against the Company hereunder, except for the right to receive (i) Final Pay; (ii) Final Expenses; (iii) Employee’s Unpaid Bonus; (iv) Employee’s Prorated Bonus; and (v) a Severance Payment (defined below). Payment of the Unpaid Bonus and the Prorated Bonus shall be made to Employee at the same time as any such bonuses for such fiscal years are paid to other similarly situated executives of the Company. For purposes of this Section 2.5, “Severance Payment” means six (6) months of Employee’s base salary in effect as of the date of Employee’s termination of employment, payable in equal installments during the six (6) month period following the effective date of Employee’s termination pursuant to the normal payroll practices of the Company, except as otherwise provided in Section 2.8, below. The amount of such Severance Payment shall be reduced by any payments received by Employee under any short-term disability plans, programs or policies offered by the Company during Employee’s absence from the Company prior to Employee’s termination of employment or during the six (6) month period thereafter and Employee agrees to reimburse the Company for any overpayment. Notwithstanding the foregoing, the amount of the Severance Payment under this Section 2.5 shall not be reduced by the value of any compensation payable under the Company’s Long Term Disability Program or any successor program thereto. Furthermore, under this Section 2.5, vesting of any equity awards granted to Employee prior to the date of termination shall be as provided in the applicable equity award agreements between Employee and the Company.

2.6 Termination by Company Without Cause or by Employee for Good Reason – No Change of Control. If Employee’s employment is terminated by the Company without Cause or voluntarily by Employee for Good Reason and such termination does not occur within fifteen (15) months after the occurrence of a Change of Control, Employee shall have no further rights against the Company hereunder, except for the right to receive (i) Final Pay; (ii) Final Expenses; (iii) Employee’s Unpaid Bonus; (iv) Employee’s Prorated Bonus; (v) Outplacement Services; (vi) Health Insurance Continuation; and (vii) a Severance Payment (defined below). Payments of the Unpaid Bonus and the Prorated Bonus shall be made at the same time as any such bonuses for such fiscal years are paid to other similarly situated executives of the Company. For purposes of this Section 2.6, “Severance Payment” means two (2) years of Employee’s base salary in effect as of the date of Employee’s termination of employment, payable over two (2) years following the effective date of termination pursuant to the normal payroll practices and schedule of the Company, except as otherwise provided in Section 2.8, below. Furthermore, under this Section 2.6, vesting of any equity awards granted to Employee prior to the date of termination shall be as provided in the applicable equity award agreements between Employee and the Company.

2.7 Termination by Company Without Cause or by Employee for Good Reason - Change of Control. If Employee’s employment is terminated by the Company without Cause or voluntarily terminated by Employee for Good Reason and such termination occurs within fifteen (15) months after the occurrence of a Change of Control, Employee shall have no further rights against the Company hereunder, except for the right to receive (i) Final Pay; (ii) Final Expenses; (iii) Employee’s Unpaid Bonus; (iv) Outplacement Services; (v) Health Insurance Continuation;

Exhibit 10.2

and (vi) a Severance Payment (defined below). The Unpaid Bonus shall be paid at the same time as any such bonuses are paid to other similarly situated executives of the Company. For purposes of this Section 2.7, “Severance Payment” means an amount equal to the product of (x) two (2) multiplied by (y) the sum of: (A) Employee’s annual base salary in effect as of the date of Employee’s termination of employment (or, if higher, Employee’s annual base salary immediately prior to the Change of Control) plus (B) an amount equal to the average (calculated at the sole discretion of the Company) annual incentive compensation plan payment paid to Employee for the three (3) fiscal years ending prior to the fiscal year which includes the date of Employee’s termination (or, if Employee has been employed less than three fiscal years, an amount equal to the average (calculated at the sole discretion of the Company) annual incentive compensation plan payment paid to Employee for each full fiscal year in which Employee was eligible for an annual incentive compensation plan payment). Notwithstanding the foregoing to the contrary, consistent with the Company’s Executive Officer Cash Severance Policy, in no event shall the Severance Payment exceed 2.99 times the sum of (C) Employee’s annual base salary in effect as of the date of Employee’s termination of employment (or, if higher, Employee’s annual base salary immediately prior to the Change of Control) plus (D) Employee’s target annual incentive compensation plan award in effect as of the date of Employee’s termination of employment (or, if higher, Employee’s target annual incentive compensation plan award immediately prior to the Change of Control). The Severance Payment in this Section 2.7 shall be paid to Employee in a lump sum within sixty (60) days following Employee’s termination of employment, except as otherwise provided in Section 2.8, below. Furthermore, under this Section 2.7, vesting of any equity awards granted to Employee prior to the date of termination shall be as provided in the applicable equity award agreements between Employee and the Company.

2.8 Timing of Payments if Required by Code Section 409A. If amounts paid to Employee pursuant to any Section of this Article II would be subject to a penalty under Section 409A of the Internal Revenue Code (“Code Section 409A”) because Employee is a “specified employee” within the meaning of Code Section 409A(a)(2)(B)(i) and no other exceptions to the penalty are available, such payments will be delayed until the earliest date permissible following the date of Employee’s termination of employment, at which point any such delayed payments will be paid to Employee in a lump sum.

2.9 Release. As a condition to the receipt of any Severance Payment, Prorated Bonus, Health Insurance Continuation, or Outplacement Services hereunder, Employee, or his/her personal representative, shall be required to execute a written release agreement in a form satisfactory to the Company containing, among other items, a general release of claims against the Company and, as an additional condition to the receipt of such amounts or benefits, Employee shall refuse to exercise any right to revoke such release agreement during any applicable revocation period. Such written release under this Section 2.9 (i) shall be delivered to Employee within three (3) days after the date of termination of Employee’s employment, and (ii) must be executed by Employee and the revocation period must expire without revocation of such release within 60 days following the date of termination of employment or Employee shall forfeit the compensation and benefits provided under this Agreement that are conditioned upon the release. For any Severance Payment (or installment thereof) payable under this Agreement, to the extent that (i) the Severance Payment is not required to be delayed for six (6) months due to Employee’s

Exhibit 10.2

qualification as a “specified employee” as defined in Code Section 409A and (ii) such payment(s) would otherwise be paid or provided to Employee within the 60-day period following the date of termination of employment, such payment(s) shall not be made until the first regular Company payroll date occurring at least five (5) business days after Employee’s execution of the written release and the expiration of the applicable revocation period, except where the 60-day period following the date of termination of employment spans two (2) different calendar years, in which case such payment(s) will not be made until the Company’s first regular Company payroll date occurring in the later calendar year during the 60-day period. For the sake of clarification, any Severance Payment (or installment thereof) that would otherwise be made within such 60-day period but are delayed because of the immediately preceding sentence shall accrue and be paid to Employee in a single lump sum on the date specified in the immediately preceding sentence.

2.10 Resignation from Positions. Unless otherwise requested by the Company in writing, upon termination of employment, for whatever reason, Employee shall be deemed to have resigned from any and all titles, positions and appointments Employee holds with the Company, Kohl’s Corporation or any of their subsidiaries or affiliates whether as an officer, director, employee, committee member, trustee or otherwise. Employee agrees to promptly execute such documents as the Company, in its sole discretion, shall reasonably deem necessary to effect such resignations.

ARTICLE III

RETURN OF RECORDS

Upon termination of employment, for whatever reason, or upon request by the Company at any time, Employee shall immediately return to the Company all documents, records, materials, or other property belonging and/or relating to the Company (other than document related to Employee’s employment or compensation), all copies of all such materials, and any and all passwords and/or access codes necessary to access and control such materials. Upon termination of employment, for whatever reason, or upon request by the Company at any time, Employee further agrees to, at the Company’s discretion, return and/or destroy such records maintained by Employee (other than documents related to Employee’s employment or compensation) on Employee’s own computer equipment or systems (including any cloud-based service), and to certify in writing, at the Company’s request, that such destruction has occurred.

ARTICLE IV

CONFIDENTIALITY

4.1 Acknowledgments. Employee acknowledges and agrees that, as an integral part of its business, the Company has expended a great deal of time, money and effort to develop and maintain confidential, proprietary and trade secret information to compete against similar businesses and that this information, if misused or disclosed, would be harmful to the Company’s business and competitive position in the marketplace. Employee further acknowledges and agrees that in Employee’s position with the Company, the Company provides Employee with access to its confidential, proprietary and trade secret information, strategies and other confidential business information that would be of considerable value to competitive businesses. As a result, Employee acknowledges and agrees that the restrictions contained in this Article IV are reasonable,

Exhibit 10.2

appropriate and necessary for the protection of the Company’s confidential, proprietary and trade secret information. For purposes of this Article IV, the term “Company” means Kohl’s, Inc. and its parent companies, subsidiaries and other affiliates.

4.2. Confidentiality During Employment. During Employee’s employment with the Company, Employee will not directly or indirectly use or disclose any Confidential Information or Trade Secrets (defined below) except in the interest and for the benefit of the Company.

4.3 Trade Secrets Post-Employment. After the termination, for whatever reason, of Employee’s employment with the Company, Employee will not directly or indirectly use or disclose any Trade Secrets. Nothing in this Agreement shall limit or supersede any common law, statutory or other protections of trade secrets where such protections provide the Company with greater rights or protections for a longer duration than provided in this Agreement.

4.4 Confidential Information Post-Employment. For a period of two (2) years following termination, for whatever reason, of Employee’s employment with the Company, Employee will not directly or indirectly use or disclose any Confidential Information, unless such information ceases to be deemed Confidential Information by means of one of the exclusions set forth in Section 4.5(c), below.

4.5 Definitions.

(a) Trade Secret. The term “Trade Secret” shall have that meaning set forth under applicable law.

(b) Confidential Information. The term “Confidential Information” shall mean all non-Trade Secret information of, about or related to the Company, whether created by, for or provided to the Company, which is not known to the public or the Company’s competitors, generally, including, but not limited to: (i) strategic growth plans, pricing policies and strategies, employment records and policies, operational methods, marketing plans and strategies, advertising plans and strategies, product development techniques and plans, business acquisition and divestiture plans, resources, vendors, sources of supply, suppliers and supplier contractual relationships and terms, technical processes, designs, inventions, research programs and results, source code, short-term and long-range planning, projections, information systems, sales objectives and performance, profit and profit margins, and seasonal plans, goals and objectives; (ii) information that is marked or otherwise designated or treated as confidential or proprietary by the Company; and (iii) information received by the Company from others which the Company has an obligation to treat as confidential.

(c) Exclusions. Notwithstanding the foregoing, the term “Confidential Information” shall not include, and the obligations set forth in this Article IV shall not apply to, any information which: (i) can be demonstrated by Employee to have been known by Employee prior to Employee’s employment by the Company; (ii) is or becomes generally available to the public through no act or omission of Employee; (iii) is obtained by Employee in good faith from a third party who discloses such information to Employee on a non-confidential basis without violating any obligation of confidentiality or secrecy relating to the information disclosed; or (iv)

Exhibit 10.2

is independently developed by Employee outside the scope of Employee’s employment without use of Confidential Information or Trade Secrets.

(d) Defend Trade Secrets Act. With respect to the disclosure of a trade secret and in accordance with 18 U.S.C. § 1833, Employee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (i) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, provided that, the information is disclosed solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding filed under seal so that it is not disclosed to the public. Employee is further notified that if Employee files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Employee may disclose the Company’s trade secrets to Employee’s attorney and use the trade secret information in the court proceeding, provided that, Employee files any document containing the trade secret under seal so that it is not disclosed to the public and does not disclose the trade secret, except pursuant to court order.

ARTICLE V

RESTRICTED SERVICES OBLIGATION

5.1 Acknowledgments. Employee acknowledges and agrees that the Company is one of the leading retail companies in the United States, with omni-channel presence throughout the United States, and that the Company compensates executives like Employee to, among other things, develop and maintain valuable goodwill and relationships on the Company’s behalf (including relationships with customers, suppliers, vendors, employees and other associates) and to maintain business information for the Company’s exclusive ownership and use. As a result, Employee acknowledges and agrees that the restrictions contained in this Article V are reasonable, appropriate and necessary for the protection of the Company’s goodwill, customer, supplier, vendor, employee and other associate relationships and Confidential Information and Trade Secrets. Employee further acknowledges and agrees that the restrictions contained in this Article V will not pose an undue hardship on Employee or Employee’s ability to find gainful employment. For purposes of this Article V, the term “Company” means Kohl’s, Inc. and its parent companies, subsidiaries and other affiliates.

5.2
Restrictions on Competition During Employment. During Employee’s employment with the Company, Employee shall not directly or indirectly compete against the Company, or directly or indirectly divert or attempt to divert any customer’s business from the Company anywhere the Company does or is taking steps to do business.

5.3 Post-Employment Restricted Services Obligation. For the one (1) year period following termination, for whatever reason, of Employee’s employment with the Company, Employee will not, directly or indirectly, provide Restricted Services (defined below) to or on behalf of any Competitor (defined below) to or for the benefit of any market in the continental United States and any other geographic market in which the Company is doing, or is taking material steps to do, business.

Exhibit 10.2

5.4 Definitions.

(a)
Restricted Services. “Restricted Services” shall mean services of any kind or character comparable to those Employee provided to the Company during the eighteen (18) month period immediately preceding Employee’s last date of employment with the Company.
(b)
Competitor. The term “Competitor” means Amazon.com, Inc., Belk, Inc., Burlington Stores, Inc., Dillard’s, Inc., Penney OpCo LLC (dba JCPenney), Macy’s, Inc., Nordstrom Co., Old Navy, Inc., Ross Stores, Inc., Transform Holdco LLC (the entity which acquired the assets of Sears Holdings Corporation and operates Sears and Kmart), Target Corporation, The Gap, Inc., The TJX Companies, Inc. and Walmart Stores, Inc., as the same may be renamed from time-to-time, including any successors, subsidiaries or affiliates of such entities.

5.5 California Employees Only. While Employee resides or works in California, the Parties acknowledge and agree that the restricted activities set forth in this Article V, shall not apply to the activities of Employee.

ARTICLE VI

BUSINESS IDEAS; NON-DISPARAGEMENT

6.1 Assignment of Business Ideas. Employee shall immediately disclose to the Company a list of all inventions, patents, applications for patent, copyrights, and applications for copyright in which Employee currently holds an interest. The Company will own, and Employee hereby assigns to the Company, all rights in all Business Ideas, as defined in Section 6.2, below. All Business Ideas which are or form the basis for copyrightable works shall be considered “works for hire” as that term is defined by United States Copyright Law. Any works that are not found to be “works for hire” are hereby assigned to the Company. While employed by the Company and for one (1) year thereafter, Employee will promptly disclose all Business Ideas to the Company and execute all documents which the Company may reasonably require to perfect its patent, copyright and other rights to such Business Ideas throughout the world. After Employee’s employment with the Company terminates, for whatever reason, Employee will cooperate with the Company to assist the Company in perfecting its rights to any Business Ideas including executing all documents which the Company may reasonably require. While Employee resides or works in California, the Parties acknowledge and agree that the obligations of this Section 6.1 do not apply to any invention which qualifies as a non-assignable invention under Section 2870 of the California Labor Code. Employee hereby represents that Employee has received and reviewed the notification attached hereto and incorporated herein as Exhibit A (“Limited Exclusion Notification”). For purposes of this Article VI, the term “Company” means Kohl’s, Inc. and its parent companies, subsidiaries and other affiliates.

6.2 Business Ideas. The term “Business Ideas” as used in this Agreement means all ideas, inventions, data, software, developments and copyrightable works, whether or not patentable or registrable, which Employee originates, discovers or develops, either alone or jointly with others while Employee is employed by the Company and for one (1) year thereafter and which are (i) related to any business known by Employee to be engaged in or contemplated by the Company; (ii) originated, discovered or developed during Employee’s working hours during

Exhibit 10.2

his/her employment with the Company; or (iii) originated, discovered or developed in whole or in part using materials, labor, facilities, Confidential Information, Trade Secrets, or equipment furnished by the Company.

6.3 Non-Disparagement. Employee agrees not to engage at any time in any form of conduct or make any statements or representations, or direct any other person or entity to engage in any conduct or make any statements or representations, that disparage, criticize or otherwise impair the reputation of the Company, its affiliates, parents and subsidiaries and their respective past and present officers, directors, stockholders, partners, members, agents and employees. Nothing contained in this Section 6.3 shall preclude Employee from making a statement or representations in good faith regarding the operations of the Company during the term of Employee’s employment or providing truthful testimony or statements pursuant to subpoena or other legal process or in response to inquiries from any government agency or entity. While Employee resides or works in California, the Parties acknowledge and agree that Employee shall not be precluded from exercising protected rights under California law, including without limitation, the right to disclose information about unlawful acts in the workplace as defined by Cal. Gov. Code Section 12964.5 or as authorized under C.C.P. Sec. 1001.

ARTICLE VII

NON-SOLICITATION OF RESTRICTED PERSONS

7.1 Non-Solicitation of Restricted Persons. While Employee is employed by the Company, and for a period of one (1) year immediately following the end, for whatever reason, of Employee’s employment with the Company, Employee shall not directly or indirectly solicit any Restricted Person to provide services to or on behalf of a person or entity in a manner reasonably likely to pose a competitive threat to the Company. For purposes of this Article VII, the term “Company” means Kohl’s, Inc. and its parent companies, subsidiaries and other affiliates.

7.2 Restricted Person. The term “Restricted Person” means an individual who, at the time of the solicitation, is an employee of the Company and (i) who is a top-level employee of the Company, has special skills or knowledge important to the Company, or has skills that are difficult for the Company to replace and (ii) with whom Employee had a working relationship or about whom Employee acquired or possessed specialized knowledge, in each case, in connection with Employee’s employment with the Company and during the one (1) year period immediately prior to the end of Employee’s employment with the Company.

7.3 California Employees Only. While Employee resides or works in California, the Parties acknowledge and agree that the restricted activities set forth in this Article VII, shall be superseded as set forth below:

(a) Non-Solicitation of Restricted Persons. While Employee is employed by the Company and following the end, for whatever reason, of Employee’s employment with the Company, Employee shall not use Company Trade Secrets to directly or indirectly solicit any Restricted Person to provide services to or on behalf of a person or entity in a manner reasonably likely to pose a competitive threat to the Company. For purposes of this Article VII, the term “Company” means Kohl’s, Inc. and its parent companies, subsidiaries and other affiliates.

Exhibit 10.2

(b) Restricted Person. The term “Restricted Person” means an individual who, at the time of the solicitation, is an employee of the Company and (i) who is a top-level employee of the Company, has special skills or knowledge important to the Company, or has skills that are difficult for the Company to replace and (ii) with whom Employee had a working relationship or about whom Employee acquired or possessed specialized knowledge, in each case, in connection with Employee’s employment with the Company and during the one (1) year period immediately prior to the end of Employee’s employment with the Company.

ARTICLE VIII

GENERAL PROVISIONS

8.1 Notices. Any and all notices, consents, documents or communications provided for in this Agreement shall be given in writing and shall be personally delivered, mailed by registered or certified mail (return receipt requested) or sent by courier, confirmed by receipt, and addressed as follows (or to such other address as the addressed Party may have substituted by notice pursuant to this Section 8.1):

(a) If to the Company:

Kohl’s, Inc.

N56 W17000 Ridgewood Drive

Menomonee Falls, WI 53051

Attn: Chief Legal Officer

(b) If to Employee:

Any notice to be given to Employee may be addressed to him/her at the address as it appears on the payroll records of the Company or any subsidiary thereof.

Such notice, consent, document or communication shall be deemed given upon personal delivery or receipt at the address of the Party stated above or at any other address specified by such Party to the other Party in writing, except that if delivery is refused or cannot be made for any reason, then such notice shall be deemed given on the third day after it is sent.

8.2 Employee Disclosures and Acknowledgments.

(a) Prior Obligations. Employee certifies that Employe has provided copies of or disclosed prior obligations (written and oral), such as confidentiality agreements or covenants restricting future employment or consulting, that Employee has entered into which may restrict Employee’s ability to perform Employee’s duties as an Employee for the Company.

(b) Confidential Information of Others; Other Breaches. Employee certifies that Employee has not, and will not, disclose or use during Employee’s time as an employee of the Company, any confidential information which Employee acquired as a result of any previous employment or under a contractual obligation of confidentiality or secrecy before Employee

Exhibit 10.2

became an employee of the Company. Employee certifies that Employee has not, and will not, breach any contractual obligations to any previous employer to which Employee is subject before Employee became an employee of the Company.

(c) Scope of Restrictions. By entering into this Agreement, Employee acknowledges the nature of the Company’s business and the nature and scope of the restrictions set forth in Articles IV, V, VI and VII, above, including specifically Wisconsin’s Uniform Trade Secrets Act, presently § 134.90, Wis. Stats. and, to the extent applicable, the California Uniform Trade Secrets Act, presently Cal. Civil Code §§ 3426-3426.11. Employee acknowledges and represents that the scope of such restrictions are appropriate, necessary and reasonable for the protection of the Company’s business, goodwill, and property rights. Employee further acknowledges that the restrictions imposed will not prevent Employee from earning a living in the event of, and after, termination, for whatever reason, of Employee’s employment with the Company. Nothing herein shall be deemed to prevent Employee, after termination of Employee’s employment with the Company, from using general skills and knowledge gained while employed by the Company.

(d) Prospective Employers. Employee agrees, during the term of any restriction contained in Articles IV, V, VI and VII, above, to disclose such provisions to any future or prospective employer. Employee further agrees that the Company may send a copy of this Agreement to, or otherwise make the provisions hereof known to, any such employer.

8.3 Effect of Termination. Notwithstanding any termination of this Agreement, Employee, in consideration of his/her employment hereunder, shall remain bound by the provisions of this Agreement which specifically relate to periods, activities or obligations upon or subsequent to the termination of Employee’s employment.

8.4 Cooperation. Employee agrees to take all reasonable steps during and after Employee’s employment with the Company to make himself/herself available to and to cooperate with the Company, at its request, in connection with any legal proceedings or other matters in which it is or may become involved. Following Employee’s employment with the Company, the Company agrees to pay reasonable compensation to Employee and to pay all reasonable expenses incurred by Employee in connection with Employee’s obligations under this Section 8.4.

8.5 Effect of Breach. In the event that Employee breaches any provision of this Agreement or any restrictive covenant agreement between the Company and Employee which is entered into subsequent to this Agreement, Employee agrees that the Company may suspend all additional payments to Employee under this Agreement (including any Severance Payment), recover from Employee any damages suffered as a result of such breach and recover from Employee any reasonable attorneys’ fees or costs it incurs as a result of such breach. In addition, Employee agrees that the Company may seek injunctive or other equitable relief, without the necessity of posting bond, as a result of a breach by Employee of any provision of this Agreement.

8.6 Entire Agreement. This Agreement and that certain Offer Letter between the Company and Employee dated November 23, 2025, contains the entire understanding and the full

Exhibit 10.2

and complete agreement of the Parties and supersedes and replaces any prior understandings and agreements among the Parties with respect to the subject matter hereof.

8.7 Headings. The headings of sections and paragraphs of this Agreement are for convenience of reference only and shall not control or affect the meaning or construction of any of its provisions.

8.8 Consideration. The benefits provided to Employee under this Agreement constitute the consideration for Employee’s undertakings hereunder.

8.9 Amendment. This Agreement may be altered, amended or modified only in a writing, signed by both of the Parties hereto.

8.10 409A Compliance. With respect to any benefit payable by the Company to Employee during or after Employee’s employment, whether under this Agreement or otherwise, that is provided under or pursuant to a “nonqualified deferred compensation plan” as defined in Treasury Regulation Section 1.409A-1(a), the Parties intend that such benefit shall be exempt from or comply at all times with all operational and documentary requirements under Code Section 409A, related Treasury Regulations, and other governmental guidance related to Code Section 409A. Any provision that would cause this Agreement or any such payment, distribution or other benefit to fail to satisfy the requirements of Code Section 409A shall have no force or effect and to the extent an amendment would be effective for purposes of Code Section 409A, the Parties agree that this Agreement or such other arrangement shall be amended to comply with Code Section 409A. Such amendment shall be retroactive to the extent permitted by Code Section 409A. Each payment hereunder shall be treated as a separate and distinct “payment” for purposes of Code Section 409A. Notwithstanding anything herein to the contrary, the Company makes no representations or warranties to Employee with respect to any tax, economic or legal consequences of this Agreement or any payments or other benefits provided hereunder, including under Code Section 409A, and no provision of the Agreement shall be interpreted or construed to transfer any liability for failure to comply with Code Section 409A from Employee or any other individual to the Company or any other person. Employee, by executing this Agreement, shall be deemed to have waived any claim against the Company or any other person with respect to any such tax, or economic or legal consequences.

8.11 Assignability. This Agreement is personal to Employee, and Employee may not assign or delegate any of Employee’s rights or obligations hereunder. Notwithstanding the foregoing, this Agreement shall inure to the benefit of and bind Employee’s heirs, legal representatives, successors and assigns. The Company shall have the unrestricted right to assign this Agreement and all of the Company’s rights (including the right to enforce this Agreement) and obligations under this Agreement. Employee hereby agrees that, at the Company’s request and expense, Employee will consent to any such assignment by the Company and will promptly execute any assignments or other documents necessary to effectuate any such assignment to the Company’s successors or assigns. Following such assignment, this Agreement shall be binding and inure to the benefit of any successor or assign of the Company. For clarification purposes, upon assignment of this Agreement, all references to the Company shall also refer to the person or entity to whom/which this Agreement is assigned.

Exhibit 10.2

8.12 Severability. The obligations imposed by, and the provisions of, this Agreement are severable and should be construed independently of each other. If any court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then such invalidity or unenforceability shall have no effect on the other provisions hereof, which shall remain valid, binding and enforceable and in full force and effect, and such invalid or unenforceable provision shall not affect the validity of any other provision.

8.13 Waiver of Breach. The waiver by either Party of the breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by either Party.

8.14 Governing Law; Construction. This Agreement shall be governed by the internal laws of the State of Wisconsin, without regard to (i) its conflicts of law provisions and (ii) any rules of construction concerning the draftsman hereof. While Employee resides or works in California, the Parties acknowledge and agree that this Agreement shall be governed by the internal laws of the State of California, without regard to (i) its conflicts of law provisions and (ii) any rules of construction concerning the draftsman hereof. References to “days” shall mean calendar days unless otherwise specified.

8.15 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all counterparts so executed shall constitute one agreement binding on all of the Parties hereto notwithstanding that all of the Parties may not be a signatory to the same counterpart. The Parties hereto further acknowledge and agree that this Agreement may be signed and/or transmitted by facsimile, e-mail or a .pdf document or using electronic signature technology (e.g., via DocuSign or other electronic signature technology), and that such signed electronic record shall be valid and effective.

8.16 Consistency with Applicable Law. Employee acknowledges and agrees that nothing in this Agreement prohibits Employee from reporting possible violations of law to any governmental agency, regulatory body or entity, from making other disclosures that are protected under any law or regulation, or from filing a charge with or participating in any investigation or proceeding conducted by a governmental agency or regulatory body. Employee does not need the prior authorization of the Company’s legal department to make any such reports or disclosures and Employee is not required to notify the Company that Employee has made such reports or disclosures; however, the Company encourages Employee to do so. Further, nothing in this Agreement shall have the purpose or effect of limiting Employee’s ability to disclose or discuss information related to sexual assault or sexual harassment disputes that arise after the date Employee signs this Agreement. While Employee resides or works in California, the Parties acknowledge and agree that nothing in this Agreement prevents Employee from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Employee has reason to believe is unlawful.

8.17
Arbitration. Employee acknowledges and agrees that Employee has received a copy of and understands the terms and provisions of the Company’s Dispute Resolution Policy (AR-256) (the “DRP”) and, unless Employee has properly elected to not be bound by the DRP as allowed by the DRP, the DRP is incorporated herein by this reference as though set forth in full.

Exhibit 10.2

Employee and the Company agree that, to the extent that they constitute “Covered Disputes” under the DRP, any dispute, claim, or controversy between the Company and Employee, arising from or relating to Employee’s employment with the Company or termination of employment, including but not limited to claims arising under or related to this Agreement or any breach of this Agreement, and any alleged violation of any federal, state, or local statute, regulation, common law, or public policy, shall be submitted to and decided by final and binding arbitration in accordance with the terms and provisions of the DRP. For the sake of clarify, Employee and the Company acknowledge and agree that the Company retains its rights under Section 8.5 of this Agreement to seek injunctive or other equitable relief in a court of law. To the extent required under applicable law, “Excluded Disputes” under the DRP includes any claim for recoupment of any compensation pursuant to any recoupment policy maintained by the Company under Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act or any Securities and Exchange Commission Rules, as such policy is amended from time to time. As set forth in the DRP, this agreement to arbitrate shall be governed by the Federal Arbitration Act, 9 U.S.C. § et seq. (“FAA”), and shall survive the termination of Employee’s employment with the Company, and can only be revoked or modified by a writing signed by the Parties or as otherwise provided in the DRP.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year written above.

COMPANY:

Kohl’s, Inc.

/s/ John Schlifske

By: John Schlifske

Chair, Board of Directors

EMPLOYEE:

/s/ Michael Bender

Michael Bender

Exhibit 10.2

Exhibit A

California Employees Only

LIMITED EXCLUSION NOTIFICATION

This Is To Notify Employee in accordance with Section 2872 of the California Labor Code that the foregoing Agreement between Employee and the Company does not require Employee to assign, or offer to assign, to the Company any invention that Employee developed entirely on Employee’s own time without using the Company’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

1. Relate at the time of conception or reduction to practice of the invention to the Company’s business, or actual or demonstrably anticipated research or development of the Company; or

2. Result from any work performed by Employee for the Company.

To the extent a provision in the Agreement purports to require Employee to assign an invention otherwise excluded from the preceding paragraph, the provision is against the public policy of the State of California and is unenforceable in California.

This limited exclusion does not apply to any patent or invention covered by a contract between the Company and the United States or any of its agencies requiring full title to such patent or invention to be in the United States.